UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 01-08916

                        Green Tree Financial Corporation
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  1100 Landmark Towers, 345 Saint Peter Street
                Saint Paul, Minnesota 55102-1639, (612) 293-3423
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(Address,  including  zip  code,  and  telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

               10 1/4% Senior Subordinated Notes due June 1, 2002
          Limited Guaranties issued by Green Tree Financial Corporation on multiple classes of asset backed securities
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    -X-     Rule 12h-3(b)(1)(i)    -X-
Rule 12g-4(a)(1)(ii)   ---     Rule 12h-3(b)(1)(ii)   ---
Rule 12g-4(a)(2)(i)    ---     Rule 12h-3(b)(2)(i)    ---
Rule 12g-4(a)(2)(ii)   ---     Rule 12h-3(b)(2)(ii)   ---
                               Rule 15d-6             ---

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Green Tree Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 30, 1998                          By: /s/Lawrence M. Coss
                                                 -------------------------------
                                                    Lawrence M. Coss,
                                                      Chief Executive Officer